PRESS RELEASE                                                       EXHIBIT 99.1


[GRAPHIC OMITTED]


FOR RELEASE:  October 9, 2001

                 Charter Selects Carl Vogel as President and CEO

      New Chief Executive Brings 20 Years of Telecommunications Experience

         ST. LOUIS -- Charter Communications, Inc. (Nasdaq: CHTR) today announced that its Board of Directors has selected Carl Vogel as the Company's new President and Chief Executive Officer effective immediately. Mr. Vogel also has been named a member of Charter's Board of Directors and its Executive Committee.
        In making the announcement, Paul Allen, Chairman of the Board of Directors, said, "I'm delighted we were able to attract someone with Carl's ability, experience and expertise to serve as Charter's new President and CEO. Carl shares my vision that cable represents the premier medium for delivering an array of advanced broadband services to consumers."
        "With the addition of Carl, Charter has one of the strongest and most experienced management teams in the cable business," Mr. Allen continued. "I'm truly excited about Charter's prospects and look forward to his coming to St. Louis to work with COO Dave Barford, CFO Kent Kalkwarf, and the rest of the talented Charter management team for many years to come."
        "I appreciate the vote of confidence that Paul and the other Charter Board members have shown by giving me this opportunity," Mr. Vogel said. "Charter is a great company with a strong management team. I look forward to working with all employees. My challenge is to build on that success and, along with my new colleagues, to bring the full spectrum of advanced broadband services to our customers as we fulfill our vision of the Wired World(TM)."
        Mr. Vogel has 20 years experience in all facets of the subscription television business. Prior to becoming Charter's President and CEO, he was a Senior Vice President of Liberty Media Corp. and Chief Executive Officer of Liberty Satellite and Technology, a related company focused on investments in broadband delivery technologies via wired and wireless distribution platforms worldwide.
        Prior to joining Liberty, Mr. Vogel was an Executive Vice President and Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services where he oversaw and managed the operations of all AT&T's cable broadband properties which serve more than 11 million customers. Mr. Vogel served as Chairman and Chief Executive Officer of Primestar Inc., a national provider of subscription television services, from June 1998 to June 1999, when at the direction of its investors, he led the sale of the company to DirecTV, Inc., a subsidiary of Hughes Electronics. Mr. Vogel served as President and Chief Operating Officer of EchoStar

Communications from 1994-1997. He began his career in telecommunications in 1983 at Jones Intercable, where he served in senior executive capacities for many of its companies.

About Charter Communications
        With nearly 7 million customers in 40 states, Charter Communications, a Wired World Company(TM), is among the nation's largest broadband communications companies. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform, marketed under the Charter Digital Cable(TM) brand; and high-speed Internet access marketed under the Charter Pipeline(TM) brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media(TM) brand.
        A Fortune 500 company, Charter is the 2001 recipient of the Outstanding Corporate Growth Award from the Association for Corporate Growth, the 2001 R.E. "Ted" Turner Innovator of the Year Award from the Southern Cable Telecommunications Association, and the 2000 Innovator Award for Technology from Cablevision Magazine. More information about Charter can be found at www.charter.com [http://www.charter.com].

                                       ###

Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

CONTACTS:
Media                                       Analysts
Andy Morgan, 314-543-2217                   Mary Jo Moehle, 314-543-2397
amorgan@chartercom.com                      mmoehle@chartercom.com